UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As described in Item 2.03, on January 15, 2008, two subsidiaries of Hypercom Corporation (the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with Bank of America, N.A. (the "Bank"). The Company is guarantor under the Loan Agreement. The disclosure provided in Item 2.03 of this Form 8−K is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2008, two of the Company’s subsidiaries, Hypercom U.S.A., Inc. and Hypercom Manufacturing Resources, Inc. (collectively, "Borrowers"), entered into the Loan Agreement with the Bank and other financial institutions party to the Loan Agreement from time to time as lenders (collectively, "Lenders"). The Bank is also serving as agent for the Lenders under the Loan Agreement (the "Agent"). The Loan Agreement provides for a revolving credit facility of up to $25 million. The Loan Agreement contains a provision that, if certain conditions are met, allows the Borrowers to request an increase in the credit facility to an aggregate total of up to $40 million. Amounts borrowed under the Loan Agreement and repaid or prepaid during the term may be reborrowed. Outstanding amounts under the Loan Agreement will bear interest, at the Borrowers’ options, at either (i) LIBOR plus 175 basis points; or (ii) the Bank’s prime rate. All amounts outstanding under the Loan Agreement are due on January 15, 2010.

Availability of borrowings under the Loan Agreement from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, and certain in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate.

The Company and certain of the Company’s subsidiaries (collectively with the Borrowers, the "Obligors") are guarantors of the Borrowers’ obligations under the Loan Agreement.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Loan Agreement includes negative covenants that prohibit the Obligors from, among other things, incurring certain types of indebtedness, making annual capital expenditures in excess of proscribed amounts, or disposing of certain assets. The Loan Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Borrowers that is incorrect in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Obligors, judgments in excess of $2.5 million in the aggregate being rendered against the Obligors, and the incurrence of certain ERISA liabilities in excess of $1.0 million in the aggregate.

In the event of a default by the Borrowers, the Agent may, at the direction of the Lenders, terminate the Lenders’ commitments to make loans under the Loan Agreement, declare the obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Loan Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the Lenders are automatically terminated and all outstanding obligations become immediately due and payable. The obligations of the Obligors under the Loan Agreement are secured by the inventory and accounts receivable of the Obligors (other than the Company). The Company’s obligations as guarantor under the Loan Agreement are unsecured, except that it has pledged the stock of the Borrowers as security for the payment of its guaranty obligations under the Loan Agreement.

This description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Loan and Security Agreement, dated as of January 15, 2008, among Hypercom U.S.A., Inc. and Hypercom Manufacturing Resources, Inc., as Borrowers, Certain Financial Institutions, as Lenders, and Bank of America, N.A., as Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

January 18, 2008	By:	Thomas Liguori

Name: Thomas Liguori
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of January 15, 2008, among Hypercom U.S.A., Inc. and Hypercom Manufacturing Resources, Inc., as Borrowers, Certain Financial Institutions, as Lenders, and Bank of America, N.A., as Agent.